EXHIBIT 10.1

Sona Mobile Holdings Corp.
Compensation Plan for Directors, as amended September 29, 2006

Each non-employee director, immediately upon his or her election or appointment to the Board of Directors (the ‘‘Board’’) of Sona Mobile Holdings Corp. (the ‘‘Company’’), shall receive 40,000 shares of common stock, of which 20,000 shares will vest immediately and 20,000 will vest on the first anniversary of his or her election to the Board. If the director leaves the Board for any reason, voluntarily or involuntarily, before the first anniversary of his or her election to the Board, he or she will forfeit any unvested shares. In addition, any Chairman of the Audit Committee who is also designated as an audit committee ‘‘financial expert’’ will receive an additional 60,000 restricted shares upon his or her appointment as such, 30,000 of which will vest immediately and 30,000 of which will vest on the first anniversary of his or her appointment. Each non-employee director will also receives an annual director’s fee of $5,000, $250, plus reimbursement for actual out-of-pocket expenses, for each Board meeting attended in person and $125 for each Board meeting attended telephonically and an option to purchase shares of common stock of the Company with a value equal to approximately $40,000, with the number of shares determined by the Compensation Committee on the date of the grant based upon the trading price of the Company’s common stock on that date. The option will vest in equal quarterly installments and will be exercisable for a period of ten years from the date of grant or within two years after the director ceases to serve as a director of the Company, whichever is earlier.

The Chairmen of the Audit Committee and the Compensation and Nominating Committee each receive an annual fee of $1,000, payable in equal quarterly installments. Each member of the Audit Committee and the Compensation and Nominating Committee shall receive $250, plus reimbursement for actual out-of-pocket expenses, for each committee meeting attended in person and $125 for each committee meeting attended telephonically, unless the committee meeting immediately precedes or follows a Board meeting, in which event the committee members will receive $150, for attending the committee meeting in person and $75.00 if they attend the committee meeting telephonically.